FOR IMMEDIATE RELEASE
November 7, 2013
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
HIGHER EARNINGS FOR THE THIRD QUARTER

•	Third quarter net income increased to $3.9 million, or $0.40 per share

•	Growth from the natural gas businesses generated $1.2 million in additional gross margin

•	Acquisitions completed earlier in 2013 generated a positive contribution to earnings

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today reported third quarter financial results. The Company's net income for the quarter ended September 30, 2013 was $3.9 million, or $0.40 per share. This represents an increase of $660,000, or $0.07 per share, compared to the same quarter in 2012.

For the nine months ended September 30, 2013, the Company reported net income of $23.1 million, or $2.39 per share. This represents an increase of $4.1 million, or $0.42 per share, compared to the same period in 2012.

Third quarter 2013 results included the impact of two non-recurring adjustments: (a) a reduction in operating expenses of $1.9 million to establish a regulatory asset, resulting from approval by the Florida Public Service Commission of recovery of previously expensed costs associated with the City of Marianna, Florida franchise litigation, which was partially offset by (b) an accrual of $698,000 due to a contingency for taxes other than income.

“I am pleased with both our third quarter and year-to-date financial performance," stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. "Several items highlight our performance, including higher earnings generated from continued growth in our regulated businesses and the contribution from recent acquisitions. We have also, as planned, invested in strengthening various internal functions that support our strategic plan and continued growth. We recorded additional gross margin from firm transmission services initiated in May 2013 by Eastern Shore Natural Gas Company ("Eastern Shore"), our interstate pipeline subsidiary, and new transmission services, which commenced in August 2013 by Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), our intrastate pipeline subsidiary in Florida. Finally, Sandpiper Energy, Inc. ("Sandpiper"), our new wholly-owned subsidiary serving approximately 11,000 residential and commercial underground propane system customers acquired in May 2013, also made a positive contribution to our earnings in the third quarter," Mr. McMasters noted.

"We continue to identify and develop new and innovative growth opportunities both within and beyond our existing geographical and energy footprint. For example, Eastern Shore has requested regulatory approval to construct a pipeline lateral to an electric generation plant that Calpine Energy Services, L.P. ("Calpine") is building in Dover, Delaware. We have several other opportunities in the pipeline that we are evaluating. With the sustained natural gas price advantage and increasing price advantage of propane gas over fuel oil, we are investing in additional resources not only to support recent and future growth in our existing businesses but also to increase our capacity and capabilities to identify, screen and develop new opportunities to grow in our existing and new markets. We expect to incur additional costs as we continue to expand this capability," Mr. McMasters added.

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A more detailed discussion and analysis of the Company's results for each segment are provided in the following pages.

Comparative Results for the Quarters Ended September 30, 2013 and 2012

The Company’s operating income for the three months ended September 30, 2013 was $8.7 million, an increase of $1.2 million, compared to the same quarter in 2012. Gross margin increased by $3.7 million in the third quarter of 2013, compared to the same quarter in 2012, $2.4 million of which was related to gross margin generated by acquisitions completed in 2013. Other operating expenses increased by $2.5 million in the third quarter of 2013, compared to the same quarter in 2012. Included in other operating expenses in the third quarter of 2013 was $2.1 million of additional operating expenses related to acquisitions completed earlier in the year as well as an increase in other taxes, both of which were partially offset by the reduction in operations expense associated with the City of Marianna litigation cost recovery.

Regulated Energy

Operating income for the regulated energy segment increased by $2.4 million to $10.2 million for the quarter ended September 30, 2013, compared to the same quarter in 2012. An increase in gross margin of $3.0 million was offset by an increase of $600,000 in other operating expenses. The significant components of the gross margin increase included:

•	$1.7 million in additional gross margin generated by Sandpiper, due to the acquisition in late May 2013; and

•
$1.2 million of increased gross margin due to: (a) natural gas growth from major service expansions initiated in 2012 and 2013, and (b) additional residential, commercial and industrial customer growth on the Delmarva Peninsula and in Florida.

The increase in other operating expenses was due primarily to: (a) $1.3 million in other operating expenses associated with Sandpiper's operations, (b) $411,000 in higher depreciation expense, amortization, asset removal and property tax costs associated with capital investments to support growth and maintain system integrity, (c) $319,000 in increased administrative costs, such as accounting, information technology and insurance costs, and (d) $298,000 in additional investments in corporate resources to further develop the Company's capability to capitalize on future growth opportunities. These increases were partially offset by a reduction of $1.9 million in operations expense to establish a regulatory asset for the recovery of previously expensed City of Marianna franchise litigation costs.

Unregulated Energy

Operating loss for the unregulated energy segment for the quarter ended September 30, 2013 was $1.8 million, compared to an operating loss of $709,000 for the same quarter in 2012. An increase in gross margin of $552,000 was offset by an increase in other operating expenses of $1.6 million. The significant components of the gross margin increase included:

•	$757,000 in additional gross margin generated from acquisitions completed earlier in 2013; and

•
$517,000 in lower gross margin generated by Xeron, Inc. ("Xeron"), the Company's propane wholesale marketing subsidiary, as lower volatility in wholesale propane prices resulted in lower profit on trading activity.

The increase in other operating expenses was due primarily to $754,000 in additional expenses incurred by the 2013 acquisitions and $698,000 in additional taxes other than income accrued during the quarter.

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Other

The “other” segment, which consists primarily of BravePoint®, Inc. (“BravePoint”), the Company’s advanced information services subsidiary, reported an operating income of $280,000 for the quarter ended September 30, 2013, down from $425,000 in the same quarter in 2012. This decline reflected a $286,000 increase in operating expenses, which was partially offset by a slight increase in gross margin to $2.3 million in the third quarter of 2013 from $2.2 million in the third quarter of 2012.

Comparative Results for the Nine Months Ended September 30, 2013 and 2012

Operating income for the nine months ended September 30, 2013 was $44.4 million, an increase of $6.3 million, compared to the same period in 2012. Gross margin increased by $14.7 million in the nine months ended September 30, 2013, compared to the same period in 2012, $3.9 million of which related to additional gross margin generated by colder weather in 2013 and $3.8 million of which related to acquisitions completed earlier in 2013. Other operating expenses increased by $8.4 million for the nine months ended September 30, 2013, compared to the same period in 2012, $3.2 million of which related to additional operating expenses associated with the ongoing operations of the acquisitions completed earlier in 2013. Also included in other operating expenses in 2013 were the following non-recurring items: (a) $726,000 of one-time sales tax expensed by Sandpiper related to the acquisition in May, and (b) an accrual of $698,000 due to a contingency for taxes other than income, partially offset by (c) a $1.5 million reduction in expense related to regulatory recovery of the City of Marianna franchise litigation costs expensed in 2011 and 2012.

Regulated Energy

Operating income for the regulated energy segment increased by $3.0 million to $36.2 million for the nine months ended September 30, 2013, compared to the same period in 2012. An increase in gross margin of $7.3 million was partially offset by an increase in other operating expenses of $4.3 million. The significant components of the gross margin increase included:

•
$3.9 million due to natural gas business growth resulting from: (a) major service expansions initiated in 2012 and 2013; and (b) additional residential, commercial and industrial customer growth on the Delmarva Peninsula and in Florida;

•	$1.1 million as a result of increased consumption by natural gas and electric customers due to temperatures in 2013 that returned to more normal levels (primarily during the first quarter); and

•	$2.2 million generated by Sandpiper due to the acquisition completed in late May 2013.

The increase in other operating expenses was due primarily to (a) $1.8 million in other operating expenses associated with Sandpiper's operations, (b) an increase of $989,000 in the accrual for incentive bonuses as a result of increased participation in the bonus program and the Company's financial performance on a year-to-date basis, (c) $942,000 in increased administrative costs, such as accounting, information technology and insurance costs, (d) $824,000 in additional investments in corporate resources to further develop the Company's capability to capitalize on future growth opportunities, (e) a one-time sales tax of $726,000 expensed by Sandpiper related to the acquisition in May 2013, and (f) $560,000 in higher depreciation, amortization, asset removal costs and property taxes associated with capital expenditures to support growth and maintain system integrity. These increases were partially offset by a reduction of $1.5 million for recovery of previously expensed litigation costs.

Unregulated Energy

Operating income for the unregulated energy segment increased by $4.0 million to $8.0 million for the nine months ended September 30, 2013, compared to the same period in 2012. An increase in gross margin of

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$7.4 million was partially offset by an increase in other operating expenses of $3.4 million. The significant components of the gross margin increase included:

•
$3.3 million in increased gross margin generated from higher retail propane margins due to a significant decrease in the average wholesale market price of propane, which lowered the Company's cost of propane sales;

•
$2.8 million in additional gross margin from higher propane sales due to temperatures returning to more normal levels and therefore, resulting in higher consumption by propane customers (primarily during the first quarter);

•	$1.6 million in additional gross margin generated from acquisitions completed earlier in 2013; and

•	$1.5 million in lower gross margin generated by Xeron, as lower volatility in wholesale propane prices resulted in lower profit on trading activity.

The increase in other operating expenses was due primarily to (a) $1.4 million in additional expenses associated with serving newly acquired customers, (b) an accrual of $698,000 due to a contingency for taxes other than income, and (c) $371,000 in the increased accrual for incentive bonuses as a result of the strong 2013 year-to-date financial performance of the unregulated energy segment.

Other

The “other” segment, which consists primarily of BravePoint, reported operating income of $240,000 for the nine months ended September 30, 2013, compared to $897,000 in the same period in 2012. Gross margin remained unchanged at $6.2 million for both the nine months ended September 30, 2013 and 2012. Other operating expenses increased by $694,000 to $6.0 million in the nine months ended September 30, 2013 due primarily to BravePoint's higher payroll and related costs.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per-share and degree-day data)

	Third Quarter		Year to Date
For the Periods Ended September 30,	2013	2012	2013	2012
Gross Margin (1)
Regulated Energy	$33,089	$30,094	$106,142	$98,838
Unregulated Energy	6,778	6,226	32,054	24,677
Other	2,292	2,151	6,246	6,209
Total Gross Margin	$42,159	$38,471	$144,442	$129,724

Operating Income (Loss)
Regulated Energy	$10,243	$7,848	$36,169	$33,151
Unregulated Energy	(1,803)	(709)	8,013	4,044
Other	280	425	240	897
Total Operating Income	8,720	7,564	44,422	38,092

Other Income (loss), net of other expenses	101	(136)	413	212
Interest Charges	2,026	2,126	6,114	6,657
Income Taxes	2,916	2,083	15,617	12,641
Net Income	$3,879	$3,219	$23,104	$19,006

Earnings Per Share of Common Stock
Basic	$0.40	$0.34	$2.40	$1.98
Diluted	$0.40	$0.33	$2.39	$1.97
Heating Degree-Days — Delmarva Peninsula
Actual	129	79	3,026	2,375
10-year average (normal)	46	47	2,867	2,899

Heating Degree-Days — Florida
Actual	—	—	487	347
10-year average (normal)	—	—	570	587

Cooling Degree-Days — Florida
Actual	1,475	1,475	2,421	2,622
10-year average (normal)	1,504	1,505	2,490	2,486

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the three months ended September 30, 2013 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Third Quarter of 2012 Reported Results	$5,302	$3,219	$0.33
Adjusting for unusual items:
Regulatory recovery of litigation-related costs	1,870	1,135	0.11
Accrual for additional taxes other than income	(698)	(424)	(0.04)
	1,172	711	0.07
Increased (Decreased) Gross Margins:
Contribution from new acquisitions	2,416	1,467	0.15
Natural gas growth	1,213	738	0.07
Propane wholesale marketing	(517)	(314)	(0.04)
	3,112	1,891	0.18
Increased Other Operating Expenses:
Operating the acquisitions	(2,057)	(1,249)	(0.12)
Additional investments in corporate resources to capitalize on future growth opportunities	(389)	(236)	(0.02)
Increased administrative costs (accounting, information technology and insurance)	(156)	(95)	(0.01)
	(2,602)	(1,580)	(0.15)
Net Other Changes	(189)	(362)	(0.03)
Third Quarter of 2013 Reported Results	$6,795	$3,879	$0.40

The Company's results in the third quarter of 2013 reflected: (a) a reduction in operations expense of $1.9 million due to establishing a regulatory asset for the recovery of previously expensed City of Marianna Florida franchise litigation costs, and (b) an accrual of $698,000 due to a contingency for taxes other than income. These two items resulted in a quarter-over-quarter increase in pre-tax income of $1.2 million ($711,000 in net income, or $0.07 per share).
The Company's results also reflected additional gross margin generated by:
(a) serving new customers acquired in 2013 through acquisitions;
(b) new and additional transmission services, which commenced in May 2013, to the NRG Energy Center Dover LLC ("NRG") electric generation plant and the PBF Energy Inc. ("PBF Energy") refinery in Delaware City, Delaware; and
(c) growth in residential, commercial and industrial natural gas distribution customers on the Delmarva Peninsula and in Florida.
These increases were partially offset by lower gross margin generated by Xeron as lower volatility in wholesale propane prices resulted in lower margins in executed trades and increased other operating expenses as a result of:
(a) additional costs incurred to serve new customers acquired in 2013;
(b) additional investments in corporate resources to further develop the Company's capability to capitalize on future growth opportunities; and

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(c) increased costs associated with administrative functions, such as accounting, information technology and insurance.

Key variances for the nine months ended September 30, 2013 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Nine months ended September 30, 2012 Reported Results	$31,647	$19,006	$1.97
Adjusting for unusual items:
Weather impact (due primarily to significantly warmer-than-normal weather in 2012)	3,891	2,337	0.24
Regulatory recovery of litigation-related costs	1,494	897	0.09
One-time sales tax expensed by Sandpiper associated with the acquisition	(726)	(436)	(0.05)
Accrual for additional taxes other than income	(698)	(419)	(0.04)
	3,961	2,379	0.24
Increased (Decreased) Gross Margins:
Natural gas growth	3,942	2,369	0.25
Contribution from new acquisitions	3,753	2,254	0.23
Higher propane retail margins per gallon	3,265	1,961	0.20
Propane wholesale marketing	(1,453)	(873)	(0.09)
	9,507	5,711	0.59
Increased Other Operating Expenses:
Operating the acquisitions	(3,186)	(1,913)	(0.19)
Larger accrual for incentive bonuses	(1,374)	(825)	(0.09)
Additional investments in corporate resources to capitalize on future growth opportunities	(969)	(582)	(0.06)
Increased administrative costs (accounting, information technology and insurance)	(668)	(401)	(0.04)
	(6,197)	(3,721)	(0.38)
Net Other Changes	(197)	(271)	(0.03)
Nine months ended September 30, 2013 Reported Results	$38,721	$23,104	$2.39

The Company's results in the first nine months of 2013 reflected additional gross margin generated by:
(a) new services and customer growth in the natural gas transmission and distribution operations as a result of major expansion initiatives completed in 2012 and 2013;
(b) new and additional transmission services, which commenced in May 2013, to the NRG electric generation plant in Dover, Delaware and the PBF Energy refinery in Delaware City, Delaware;
(c) temperatures on the Delmarva Peninsula returning to more normal levels during the first nine months of 2013 (primarily during the heating season), compared to the same period in 2012;
(d) serving new customers acquired in 2013 through acquisitions;
(e) strong retail propane margins per gallon through the first nine months of 2013 due to the significant decrease in the average wholesale market price of propane, which lowered the Company's cost of propane sales.

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A reduction in operating expense due to establishing a regulatory asset for the recovery of previously expensed City of Marianna franchise litigation costs also contributed to the increased financial results. These increases were partially offset by decreased gross margins for Xeron, as lower price volatility during the current period resulted in lower-than-usual profit on trading activity, and increased other operating expenses as a result of:
(a) additional costs incurred to serve new customers acquired in 2013;
(b) increased accruals for incentive bonuses due to the Company's financial performance on a year-to-date basis, the timing of bonus recognition and increased participation in the bonus program;
(c) additional investments in corporate resources to further develop the Company's capability to capitalize on future growth opportunities;
(d) a one-time sales tax expensed by Sandpiper related to the acquisition;
(e) an accrual due to a contingency for taxes other than income; and
(f) increased costs associated with administrative functions, such as accounting, information technology and insurance.

The following information highlights certain key factors contributing to the Company’s results for the quarter and nine months ended September 30, 2013:

Growth
New natural gas transmission services and growth in natural gas distribution customers generated $1.2 million and $3.9 million, respectively, in additional gross margin during the three and nine months ended September 30, 2013. These growth initiatives are further explained in the following section.
Major Service Expansions and Customer Growth Reflected in Results
Expansion of natural gas transmission and distribution services in Sussex County, Delaware, Cecil and Worcester Counties, Maryland, and Nassau County, Florida, which commenced during the period from March 2012 to January 2013, generated additional gross margin of $119,000 and $1.1 million in the three and nine months ended September 30, 2013, respectively, compared to the same periods in 2012.
In May 2013, Eastern Shore commenced new transmission service to the NRG electric generation plant in Dover, Delaware, which generated $579,000 and $965,000 in additional gross margin in the three and nine months ended September 30, 2013. Eastern Shore began providing the service in May 2013 using existing system capacity under a short-term contract. Once new facilities are constructed for the NRG Dover plant, a long-term firm service contract will replace the short-term contract and generate $2.4 million to $2.8 million of annual gross margin.

Also in May 2013, Eastern Shore commenced additional interim services to the PBF Energy refinery located in Delaware City, Delaware. These new services, which generated $133,000 and $221,000 in gross margin in the three and nine months ended September 30, 2013, respectively, are part of Eastern Shore's system expansion to provide 15,000 Dts/d of firm transportation service to this existing customer and will replace the 10,000 Dts/d contract that expired in November 2012. Once additional facilities are constructed by November 2013, the incremental service is expected to generate annual gross margin of $1.6 million. Eastern Shore provided additional interruptible service for the three and nine months ended September 30, 2013, which generated $43,000 and $487,000, respectively, of additional gross margin. This interruptible service was partially displaced by 5,000 Dts/d of short-term firm service under a contract for the period from May to October 2013, which will generate $265,000 of gross margin, and then ultimately by a new long-term firm service contract for 15,000 Dts/d, commencing in December 2013.

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In August 2013, Peninsula Pipeline commenced a new firm transportation service in Florida with an unaffiliated utility. This new service generated $140,000 in gross margin in the three and nine months ended September 30, 2013.

In addition to these service expansions, the natural gas distribution operations on the Delmarva Peninsula and in Florida have generated $329,000 and $1.5 million in additional gross margin in the three and nine months ended September 30, 2013, respectively, compared to the same periods in 2012, due to increases in the number of residential, commercial and industrial customers served. These increases are due primarily to a two-percent increase in residential customers on the Delmarva Peninsula, excluding the impact of the acquisition, and increases in commercial and industrial customers in Florida.
Future Major Expansion Initiatives and Opportunities
In June 2013, Eastern Shore filed an application with the FERC, seeking approval to construct a pipeline lateral to the Calpine electric power plant under construction in Dover, Delaware. Upon obtaining approval from the FERC and completing construction of the required facilities, this new service is expected to generate annual gross margin of approximately $1.2 million to $1.8 million. The new facilities include approximately 5.5 miles of lateral pipeline and metering facilities and extend from Eastern Shore's mainline to the new Calpine plant. The construction of this lateral will not increase the overall capacity of Eastern Shore's mainline system. Service is projected to commence in January 2015, although this is dependent on the timing of the receipt of the necessary regulatory approval.
As the Company expands its natural gas service to new areas, initially through transmission and distribution service to large industrial customers, the natural gas distribution operations continue to pursue additional opportunities to provide service to residential and other commercial and industrial customers in those areas. In an effort to increase the availability of natural gas within the Delaware service areas, the Company’s Delaware natural gas distribution division filed an application with the Delaware PSC in June 2012 to add several natural gas expansion service offerings. These offerings include a monthly fixed charge in lieu of upfront contributions from customers to extend the distribution system and optional service offerings to assist customers in the process of converting to natural gas. The goal of these new offerings is to meet the energy needs of residents, communities and businesses throughout the Company's service territory, including areas of southeastern Sussex County. On November 5, 2013, the Delaware PSC approved the Company's application.

Acquisition
In late May 2013, the Company completed the purchase of the operating assets of Eastern Shore Gas Company and its affiliates. Approximately 11,000 residential and commercial underground propane distribution system customers acquired in this transaction are now being served by Sandpiper under the tariff approved by the Maryland PSC. The Company is evaluating the potential conversion of some of these systems to natural gas and will pursue such conversion where it is both feasible and economical. This acquisition is expected to be accretive to earnings per share in the first full year of operations. The Company generated $1.7 million in additional gross margin and incurred $1.3 million in other operating expenses for the three months ended September 30, 2013. For the nine months ended September 30, 2013, the Company generated $2.2 million in additional gross margin and incurred $1.8 million in other operating expenses.

Investing in Growth
The Company continues to expand its resources and capabilities to support growth. The Company's Delmarva natural gas distribution operation is in the early stages of natural gas distribution expansions in Sussex County, Delaware, and Worcester and Cecil Counties, Maryland. These expansions will require not only the construction or conversion of distribution facilities, but also the conversion of residential customers’ appliances or equipment. The Company has begun the process of reorganizing our Delmarva natural gas distribution operation and expects to increase staffing to support future expansions. Eastern Shore is currently constructing new facilities to provide additional services to NRG and the PBF Energy

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Delaware City refinery as well as developing other opportunities to further expand its transmission system. As Eastern Shore continues to expand its facilities and service, it also expects to increase its staffing. Finally, to increase our overall capabilities to move growth initiatives forward and to assist in developing additional strategic initiatives for sustained future growth, resources have been, and continue to be, added in several key functional areas, including, but not limited to, Human Resources, Communications and Strategic Business Development. The Company expects to make additional investments in corporate resources to further develop its capability to capitalize on future growth opportunities.
Weather and Consumption
Although weather was not a significant factor in the second and third quarters, temperatures on the Delmarva Peninsula and in Florida returned to more normal levels during the first three months of 2013 and had a significant impact on the Company's earnings. The Company generated $3.9 million of additional gross margin due to higher energy consumption as temperatures on the Delmarva Peninsula and in Florida in the first nine months of 2013 were 27-percent (651 heating degree-days) and 40-percent (140 heating degree-days), respectively, colder than the same period in 2012.
Propane Prices
Although retail propane margins returned to more normal levels in the third quarter, retail margins remained strong through the heating season in early 2013, as a 25-percent decline in propane costs from lower propane wholesale prices in late 2012 and early 2013 outpaced a slight decline in retail prices. The Company's propane distribution operation generated additional gross margin of $3.3 million in the nine months ended September 30, 2013, compared to the same period in 2012, due to higher retail margins per gallon. The propane retail price per gallon is subject to various market conditions, including competition with other propane suppliers and the availability and price of alternative energy sources, and may fluctuate based on changes in demand, supply and other energy commodity prices.
Xeron, the Company's propane wholesale marketing subsidiary, benefits from price volatility in the propane wholesale market by entering into trading transactions. Xeron experienced a decrease in gross margin of $517,000 and $1.5 million for the three and nine months ended September 30, 2013, respectively, compared to the same periods in 2012. Lower propane wholesale price volatility during the current periods resulted in lower-than-usual profit on executed trades.

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Chesapeake Utilities Corporation and Subsidiaries Major Expansion Initiative Highlights (Unaudited)

Major Service Expansions Initiated in 2012 and 2013 (dollars in thousands):

Project	Date of New Service	Q3 2013 Margin	YTD 2013 Margin	Estimated 2013 Margin	Estimated Annualized Margin
Sussex County, DE expansion
Transmission (for southeastern part) 1,550 Dts/d(1)	Mar-12 to May-12	$111	$334	$446	$446
Distribution - Two facilities of an existing customer in the southeastern part of Sussex County(2)	Mar-12 to Aug-12	49	149	151	154
		$160	$483	$597	$600
Cecil County, MD expansion
Transmission - 4,070 Dts/d(3)	Nov-12	$220	$661	$882	$882
Worcester County, MD expansion
Transmission - 1,450 Dts/d(4)	Jun-12 to Jan-13	$98	$293	$391	$391
Nassau County, FL expansion
Transmission - A new fixed annual rate service(5)	Apr-12	$328	$993	$1,300	$1,300
Unaffiliated FL utility, FL expansion
Service to unaffiliated utility	Aug-13	$140	$140	$350	$840
Service to NRG's Dover, DE electric generation plant
Short-term contract - 13,440 Dts/d(6)	May-13 to Oct-13	$579	$965	$1,158	$—
Transmission - 13,440 Dts/d (7)	Starting in Nov-13	$—	$—	$400 to $467	$2,400 to $2,800
PBF Energy's Delaware City, DE refinery expansion
Short-term contract - 5,000 Dts/d(6)	May-13 to Oct-13	$133	$221	$265	$—
Transmission - 15,000 Dts/d (6) (7) (8)	Starting in Nov-13	$—	$—	$265	$1,600
		$1,658	$3,756	$5,608 to $5,675	$8,013 to $8,413

2012 margin		$687	$1,356	$2,198
Incremental margin in 2013 over 2012		$971	$2,400	$3,410 to $3,477

Total by Geographic Location of the Project:
Delmarva Natural Gas Distribution		$49	$149	$151	$154
Delmarva Natural Gas Transmission		1,141	2,474	3,807 to 3,874	5,719 to 6,119
Florida Natural Gas Transmission		468	1,133	1,650	2,140
		$1,658	$3,756	$5,608 to $5,675	$8,013 to $8,413

(1) These services generated $111,000 and $223,000 in gross margin for the three and nine months ended September 30, 2012, respectively. These services also generated $334,000 in gross margin for the year ended December 31, 2012.
(2) These services generated $19,000 and $39,000 in gross margin for the three and nine months ended September 30, 2012, respectively. These services also generated $89,000 in gross margin for the year ended December 31, 2012.
(3) These services generated $147,000 in gross margin for the year ended December 31, 2012.
(4) These services generated $29,000 and $39,000 in gross margin for the three and nine months ended September 30, 2012, respectively. These services also generated $90,000 in gross margin for the year ended December 31, 2012.
(5) These services generated $527,000 and $1.1 million in gross margin for the three and nine months ended September 30, 2012, respectively. These services also generated $1.5 million in gross margin for the year ended December 31, 2012.
(6) Prior to commencing the new service using new facilities, Eastern Shore agreed to provide a short-term service utilizing the existing system capacity from May 2013 to October 2013. During the three and nine months ended September 30, 2013, Eastern Shore provided interruptible service to the Delaware City Refinery that generated $43,000 and $487,000, respectively, in additional gross margin.
(7) A precedent agreement has been entered into by the parties for these services. The figures provided represent the estimated gross margin pursuant to the respective precedent agreement. A firm transportation service agreement, which will specify the final terms and conditions, will be entered into by the parties upon satisfying certain conditions.
(8) This contract is expected to replace the 10,000 Dts/d contract with its associated annualized gross margin of $1.1 million, which expired in November 2012.

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12-12-12-12

Chesapeake Utilities Corporation and Subsidiaries Major Expansion Initiative Highlights (Unaudited)

Upcoming Major Expansion Initiatives with Executed Contracts (dollars in thousands):

Project	Estimated Date of New Service	Estimated 2013 Margin	Estimated Annualized Margin
Service to Calpine's Dover, DE proposed electric generation plant
Transmission - 55,200 Dts/d (1)	Starting in Jan-15	$—	$1,200 to $1,800
		$—	$1,200 to $1,800
(1) The estimated gross margin is based upon the precedent agreement entered into by the parties for these services. A firm transportation service agreement will be entered into by the parties upon satisfying certain conditions. The construction of this lateral will not increase the overall capacity of the Company's mainline system.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended September 30, 2013 and 2012
(in thousands, except shares and per share data)

	Third Quarter		Year to Date
	2013	2012	2013	2012
Operating Revenues
Regulated Energy	$55,680	$52,196	$192,463	$180,045
Unregulated Energy	28,262	23,259	119,278	93,323
Other	2,603	2,720	9,678	9,619
Total Operating Revenues	86,545	78,175	321,419	282,987
Operating Expenses
Regulated energy cost of sales	22,591	22,102	86,321	81,207
Unregulated energy and other cost of sales	21,795	17,602	90,656	72,056
Operations	21,300	20,804	65,878	60,831
Maintenance	2,146	1,801	5,688	5,635
Depreciation and amortization	6,274	5,767	18,071	17,413
Other taxes	3,719	2,535	10,383	7,753
Total operating expenses	77,825	70,611	276,997	244,895
Operating Income	8,720	7,564	44,422	38,092
Other income (loss), net of other expenses	101	(136)	413	212
Interest charges	2,026	2,126	6,114	6,657
Income Before Income Taxes	6,795	5,302	38,721	31,647
Income taxes	2,916	2,083	15,617	12,641
Net Income	$3,879	$3,219	$23,104	$19,006

Weighted Average Common Shares Outstanding:
Basic	9,625,435	9,592,417	9,616,269	9,583,316
Diluted	9,702,334	9,676,658	9,692,311	9,673,681

Earnings Per Share of Common Stock:
Basic	$0.40	$0.34	$2.40	$1.98
Diluted	$0.40	$0.33	$2.39	$1.97

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13-13-13-13

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2013	December 31, 2012
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$635,859	$585,429
Unregulated energy	73,816	70,218
Other	21,048	20,067
Total property, plant and equipment	730,723	675,714
Less: Accumulated depreciation and amortization	(171,060)	(155,378)
Plus: Construction work in progress	50,256	21,445
Net property, plant and equipment	609,919	541,781
Current Assets
Cash and cash equivalents	1,792	3,361
Accounts receivable (less allowance for uncollectible accounts of $1,215 and $826, respectively)	60,578	53,787
Accrued revenue	7,948	11,688
Propane inventory, at average cost	7,383	7,612
Other inventory, at average cost	3,452	5,841
Regulatory assets	2,063	2,736
Storage gas prepayments	5,309	3,716
Income taxes receivable	724	4,703
Deferred income taxes	837	791
Prepaid expenses	7,357	6,020
Mark-to-market energy assets	379	210
Other current assets	160	132
Total current assets	97,982	100,597
Deferred Charges and Other Assets
Goodwill	4,716	4,090
Other intangible assets, net	3,075	2,798
Investments, at fair value	2,788	4,168
Regulatory assets	76,179	77,408
Receivables and other deferred charges	2,898	2,904
Total deferred charges and other assets	89,656	91,368
Total Assets	$797,557	$733,746

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14-14-14-14

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	September 30, 2013	December 31, 2012
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$4,685	$4,671
Additional paid-in capital	151,676	150,750
Retained earnings	118,330	106,239
Accumulated other comprehensive loss	(4,903)	(5,062)
Deferred compensation obligation	1,110	982
Treasury stock	(1,110)	(982)
Total stockholders' equity	269,788	256,598
Long-term debt, net of current maturities	107,344	101,907
Total capitalization	377,132	358,505
Current Liabilities
Current portion of long-term debt	8,234	8,196
Short-term borrowing	91,297	61,199
Accounts payable	41,013	41,992
Customer deposits and refunds	26,943	29,271
Accrued interest	2,581	1,437
Dividends payable	3,706	3,502
Accrued compensation	6,467	7,435
Regulatory liabilities	4,397	1,577
Mark-to-market energy liabilities	124	331
Other accrued liabilities	10,252	7,226
Total current liabilities	195,014	162,166
Deferred Credits and Other Liabilities
Deferred income taxes	135,305	125,205
Deferred investment tax credits	84	113
Regulatory liabilities	6,808	5,454
Environmental liabilities	8,838	9,114
Other pension and benefit costs	33,118	33,535
Accrued asset removal cost - Regulatory liability	39,156	38,096
Other liabilities	2,102	1,558
Total deferred credits and other liabilities	225,411	213,075
Total Capitalization and Liabilities	$797,557	$733,746

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2013				For the Three Months Ended September 30, 2012
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$4,886	$1,009	$4,041	$12,748	$4,206	$989	$3,436	$12,999
Commercial	5,001	1,002	6,749	11,154	2,413	956	4,882	11,012
Industrial	1,527	1,181	2,272	914	1,292	1,151	2,713	1,525
Other (1)	602	621	(638)	(2,845)	357	535	1,271	(2,453)
Total Operating Revenues	$12,016	$3,813	$12,424	$21,971	$8,268	$3,631	$12,302	$23,083

Volume (in Dts/MWHs)
Residential	171,171	53,804	189,199	90,415	145,891	46,450	194,057	95,028
Commercial	452,402	292,554	538,888	91,484	339,876	307,770	559,436	92,965
Industrial	972,620	2,818,902	721,327	6,400	910,081	2,921,809	787,939	14,020
Other	27,223	—	(40,696)	9,146	41,780	—	(10,306)	(1,848)
Total	1,623,416	3,165,260	1,408,718	197,445	1,437,628	3,276,029	1,531,126	200,165

Average Customers
Residential	59,886	13,917	49,363	23,771	48,927	13,676	48,539	23,703
Commercial	6,374	1,303	4,528	7,414	5,100	1,257	4,470	7,410
Industrial	114	60	987	2	101	53	894	2
Other	6	—	—	—	6	—	—	—
Total	66,380	15,280	54,878	31,187	54,134	14,986	53,903	31,115

	For the Nine Months Ended September 30, 2013				For the Nine Months Ended September 30, 2012
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$38,049	$3,457	$16,820	$32,312	$30,998	$3,315	$14,790	$31,132
Commercial	20,337	3,242	24,654	29,158	14,070	2,905	20,346	28,390
Industrial	4,565	3,696	8,457	3,304	4,035	3,650	7,881	6,604
Other (1)	(2,136)	1,758	(3,839)	(6,979)	(2,051)	1,845	(598)	(2,169)
Total Operating Revenues	$60,815	$12,153	$46,092	$57,795	$47,052	$11,715	$42,419	$63,957

Volume (in Dts/MWHs)
Residential	2,375,274	252,510	932,222	227,046	1,804,671	229,895	894,597	223,591
Commercial	2,442,563	1,023,376	2,089,962	235,608	1,906,368	971,601	2,067,314	229,625
Industrial	2,987,008	10,455,389	2,767,976	23,180	2,769,837	10,688,873	2,463,939	50,710
Other	49,972	—	(193,591)	20,435	91,367	—	61,235	20,228
Total	7,854,817	11,731,275	5,596,569	506,269	6,572,243	11,890,369	5,487,085	524,154

Average Customers
Residential	60,519	13,950	49,366	23,757	49,516	13,773	48,543	23,663
Commercial	6,449	1,291	4,596	7,407	5,206	1,249	4,534	7,396
Industrial	112	58	916	2	103	55	811	2
Other	5	—	—	—	5	—	—	—
Total	67,085	15,299	54,878	31,166	54,830	15,077	53,888	31,061

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.
(2) Worcester County NG Distribution (Sandpiper) is now included within the Delmarva NG Distribution results, which also includes the Delaware and Maryland Divisions.